Exhibit 99.1  -  First Commonwealth Financial Corporation - President and CEO's Letter to Shareholders
                         mailed August 19, 2004

First Commonwealth	Banking Insurance Trust Financial Management Investments
First Commonwealth
Financial Corporation
22 N. 6thStreet
Indiana, Pennsylvania 15701
724-349-7220 Phone
724-349-6427 Fax

Joseph E. O'Dell		www.fcbanking.com
President and Chief Executive Officer

August 9, 2004

Dear Shareholder:

    First Commonwealth Financial Corporation (NYSE:FCF) reported net income of $11.6 million for the second quarter of 2004 that translates into $0.18 basic and diluted earnings per share, compared to net income of $13.4 million and $0.23 basic and diluted earnings per share for the comparable period in 2003.  The 2003 period contained securities gains in excess of the 2004 period, and the 2004 period included merger and integration costs that were not present in the 2003 period.  The 2004 period incorporates the results of operations for GA Financial, Inc. since May 24, 2004, as well as the results of Pittsburgh Financial Corp. for the entire reporting period.

    Net income for the six months ended June 30, 2004 was $24.9 million, or $0.40 basic and $0.39 diluted earnings per share compared to net income of $26.7 million and $0.46 basic and $0.45 diluted earnings per share for the related period in 2003.  Return on equity was 10.90% and return on assets was 0.92% for the six months of 2004 compared to 13.07% and 1.17% respectively for the six-month period of 2003.

    Net interest income for the second quarter of 2004 increased by $3.0 million over the related period of 2003 as earning assets increased.  This increase was partially offset by a decline in net interest margin of 34 basis points (0.34%) as the earning asset yields declined faster than funding costs.  Net interest margin was 3.21% in the six months of 2004 compared to 3.63% in the first six months of 2003 reflecting a reduction of 42 basis points (0.42%).

    Credit quality continued to show strong improvement as non-performing loans decreased $11.2 million (31.4%) and the net charge-offs were $1.5 million (25.7%) less than in the six-month period of 2003.  This improvement is particularly significant as total loans increased by $847 million (32.3%) during this same period.

    The GA Financial, Inc. acquisition was consummated on May 24, 2004, adding $892 million in assets and twelve community offices to the Pittsburgh Region of First Commonwealth Bank.  The Pittsburgh Region will be further strengthened with the addition of four de novo offices, with two to be located in northern Washington County and two offices in southern Butler County.  Our Network Optimization Plan also includes relocation or expansion of the Clearfield Mall, Downtown Huntingdon, Ames Plaza, Ebensburg, Salem 22 Plaza and Somerset Mall community offices in the near future.

    At its regular meeting in July, the Board of Directors authorized management to restructure certain of its Federal Home Loan Bank (FHLB) advances.  As a result, First Commonwealth has prepaid $440 million of advances with maturities primarily in 2008, with a weighted average borrowing rate of 5.43%.  This transaction resulted in a one-time charge for a prepayment penalty of approximately $29.5 million ($19.2 million after tax) or approximately $0.28 per share in the third quarter of 2004.  The prepaid advances were replaced with other borrowings having maturities ranging from overnight to 2010, with an initial average interest rate of approximately 2.50%.

    This transaction expands the maturity distribution of the company's borrowings to minimize the interest rate risk in any one year.  The Corporation expects that the transaction will result in an increase in net interest income over the remaining term of the original advances in excess of the prepayment penalties.  The improvement in net interest income is expected to increase earnings per share by approximately $0.02 to $0.03 each quarter over the next eighteen months, with an assumed increase in short-term interest rates of 225 basis points (2.25%) during that period.

    While the one-time charge for the prepayment penalty will cause the Corporation to report an operating loss for the third quarter, this will not affect the Corporation's current dividend payment policy.  Investment Banking firms that have issued updated reports subsequent to the restructuring have been positive as follows:  Cohen Bros. & Company (OUTPERFORM); Ferris, Baker Watts, Incorporated (BUY) and Janney Montgomery Scott LLC (BUY).

    In addition to adding many new shareholders as a result of the GA Financial acquisition, the Corporation also gained an experienced new board member.  In July, Mr. Robert J. Ventura, a former GA Financial director, joined the First Commonwealth Financial Corporation Board of Directors as stipulated in the merger agreement. Mr. Ventura was also appointed to the First Commonwealth Audit Committee.

    The significant actions recently undertaken are setting First Commonwealth up for future positive progress.  The continued confidence and support of the First Commonwealth shareholders in greatly appreciated.

Sincerely,

/s/JOSEPH E. O'DELL

                                                               The following tables provide you with consolidated selected financial data of First Commonwealth at and for the quarter ended June 30, 2004.  You should read this information along with the consolidated financial statements of First Commonwealth and the accompanying notes included in its annual report on Form 10-K for the year ended December 31, 2003, and its quarterly report on Form 10-Q for the quarter ended June 30, 2004, which are available to the public over the Internet at the Corporation's website at http://www.fcbanking.com or from the company upon request to the attention of the Corporate Secretary.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	For the Quarter		For the 6 Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Interest income	$65,498	$61,186	$127,470	$123,503
Interest expense	27,063	25,745	52,228	51,216
Net interest income	38,435	35,441	75,242	72,287
Provision for credit losses	2,520	3,465	4,620	6,925
Net interest income after provision for credit losses	35,915	31,976	70,622	65,362

Securities gains	145	3,221	3,995	5,455
Trust income	1,442	1,284	2,710	2,469
Service charges on deposits	3,760	3,255	6,960	6,104
Insurance commissions	865	848	1,669	1,645
Income from bank owned life insurance	1,251	1,052	2,514	2,098
Merchant discount income	907	895	1,735	1,707
Card related interchange income	890	695	1,510	1,299
Other income	1,837	1,948	3,587	3,492
Total other income	11,097	13,198	24,680	24,269

Salaries and employee benefits	17,141	15,146	33,844	30,481
Net occupancy expense	2,165	1,771	4,354	3,745
Furniture and equipment expense	2,705	2,544	5,226	5,096
Data processing expense	913	621	1,726	1,148
Pennsylvania shares tax expense	1,140	1,081	2,274	2,141
Intangible amortization	238	6	312	13
Litigation settlement	0	0	0	(610)
Merger and integration charges	873	0	2,164	0
Other operating expense	8,369	7,213	15,361	14,140
Total other expenses	33,544	28,382	65,261	56,154
Income before income taxes	13,468	16,792	30,041	33,477
Applicable income taxes	1,908	3,365	5,158	6,746
Net income	$11,560	$13,427	$24,883	$26,731

Average shares outstanding	64,455,920	58,769,160	62,614,372	58,736,392
Average shares outstanding assuming dilution	64,947,209	59,101,475	63,118,440	59,018,324

Per Share Data:
Basic earnings per share	$0.18	$0.23	$0.40	$0.46
Diluted earnings per share	$0.18	$0.23	$0.39	$0.45
Cash dividends per share	$0.160	$0.155	$0.320	$0.310

Asset Quality Data At June 30,
	2004	2003
Loans on nonaccrual basis	$13,285	$20,810
Past due loans	11,085	14,778
Renegotiated loans	189	201
Total nonperforming loans	$24,559	$35,789
Loans outstanding at end of period	$3,468,152	$2,621,569
Average loans outstanding(year-to-date)	$2,983,534	$2,644,059
Allowance for credit losses	$42,664	$35,604
Nonperforming loans as percent of total loans	0.71%	1.37%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)
	2004	2003
Asset Quality Data At June 30 (Continued),
Net charge-offs(year-to-date)	$4,324	$5,817
Net charge-offs as percent of average loans (annualized)	0.29%	0.44%
Allowance for credit losses as percent of average loans
outstanding	1.43%	1.35%
Allowance for credit losses as percent of nonperforming
loans	173.72%	99.48%
Other real estate owned	$2,421	$1,714

End of Period Data At June 30,
	2004	2003
Assets	$6,260,984	$4,830,764
Earning assets	$5,812,053	$4,586,430
Securities	$2,336,663	$1,963,624
Loans,net of unearned income	$3,468,152	$2,621,569
Total deposits	$3,894,074	$3,219,809
Non-interest bearing deposits	$478,749	$396,794
NOW, Moneymarket & Savings	$1,823,170	$1,256,014
Time deposits	$1,592,155	$1,567,001
Short-term borrowings	$727,698	$594,210
Long-term debt	$1,074,676	$578,408
Other liabilities	$40,363	$26,875
Shareholders' equity	$524,173	$411,462
Shares outstanding	69,446,220	59,071,871
Book value per share	$7.55	$6.97
Market value per share	$12.97	$12.96

Quarter To Date Average Balances At June 30,
	2004	2003
Assets	$5,667,865	$4,686,742
Earning assets	$5,291,477	$4,424,688
Securities	$2,163,400	$1,768,458
Loans,net of unearned income	$3,123,093	$2,654,956
Deposits	$3,537,360	$3,194,329
Shareholders' Equity	$476,543	$414,484

YearTo Date Average Balances At June 30,
	2004	2003
Assets	$5,420,192	$4,608,493
Earning assets	$5,089,264	$4,347,692
Securities	$2,100,664	$1,702,130
Loans,net of unearned income	$2,983,534	$2,644,059
Deposits	$3,408,964	$3,130,275
Shareholders' Equity	$459,282	$412,344

Profitability Ratios
	For the Quarter		For the 6 Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Return on average assets	0.82%	1.15%	0.92%	1.17%
Return on average equity	9.76%	12.99%	10.90%	13.07%
Yield on earning assets (FTE)	5.19%	5.81%	5.25%	5.98%
Total cost of funds	2.32%	2.66%	2.34%	2.72%
Net interest margin (FTE)	3.15%	3.49%	3.21%	3.63%
Efficiency ratio (FTE) (a)	63.87%	54.95%	61.66%	54.78%
Fully tax equivalent adjustment	$2,988	$3,013	$5,912	$5,959

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue.
Total revenue consists of "net interest income, on a fully tax-equivalent basis", plus "total other income".

First Commonwealth Financial Corporation	Mail Address:
Old Courthouse Square	P.O. Box 400
22 North Sixth Street	Indiana PA 15701-0400
Indiana PA 15701
Telephone: 724-349-7220	Website: www.fcbanking.com

INVESTOR INFORMATION

STOCK LISTING:  First Commonwealth Financial Corporation common stock is listed on The New York Stock Exchange and is traded under the symbol FCF.

For assistance regarding a change in registration of stock certificates, replacing lost certificates/dividend checks, or an address change, please contact First Commonwealth's transfer agent listed below (for directly registered accounts only).  If you hold shares through a brokerage firm (street name accounts), please contact your broker regarding changes to your account.

THE BANK OF NEW YORK	Shareholder Relations	Toll Free: 1-800-524-4458
	Church Street Station	Website: www.stockbny.com
P.O. Box 11258
New York, NY 10286-1258

DIVIDEND REINVESTMENT PLAN:  First Commonwealth Financial Corporation offers a direct purchase and dividend reinvestment plan, First Commonwealth Stock Direct, administered by The Bank of New York.  The plan allows both directly registered shareholders and interested first-time investors to purchase First Commonwealth common stock without the customary brokerage expenses and also to automatically reinvest cash dividends paid on the common stock.  Purchases made through the Plan with reinvested dividends receive a 10% discount on the fair market price (on accounts directly registered with the Bank of New York).  For more information, please visit our website at www.fcbanking.com (click on "Investor Relations").  You can also download a copy of the plan prospectus and enrollment form through The Bank of New York's website, noted above (click on "Company List", then "First Commonwealth").  Copies may also be requested from The Bank of New York by phone or mail (phone number and address above).

DIRECT DEPOSIT OF DIVIDENDS:  Direct deposit of dividend payments to a checking or savings account is also available. To enroll, please call The Bank of New York for an Authorization Form (completed forms must be received by The Bank of New York 30 days prior to the dividend payment date).

INVESTOR/SHAREHOLDER INQUIRIES:  Request for information or assistance regarding the Corporation should be directed to the attention of Shareholder Relations at the Corporate Office in Indiana, PA 1-800-331-4107.

FORWARD LOOKING STATEMENTS:  The enclosed shareholder communication contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995,  that involve significant risks and uncertainties.  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to:  the timing and magnitude of changes in interest rates; changes in accounting principles, policies, or guidelines:  changes in regional, national and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets.  Consequently, all forward-looking statements made in this shareholder communication are qualified by these cautionary statements and the cautionary language in First Commonwealth's most recent Form 10-K  report and other documents filed with the Securities and Exchange Commission.

First

              Commonwealth

                         First Commonwealth

                           Financial Corporation